SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549


                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number  333-15595-2

      HealthFirst Medical Group, P.C., formerly known as Physician Partners
                                HealthFirst, P.C.
             (Exact name of registrant as specified in its charter)

          10535 N.W. Glison, Portland, Oregon 97220     (503) 254-7351
   (Address, including zip code, and telephone number,including area code, of registrant's principal executive offices)

                           Common Stock, no par value
            (Title of each class of securities covered by this Form)


   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)  [ ]           Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(ii) [ ]
          Rule 12g-4(a)(2)(ii) [ ]           Rule 15d-6           [X]
          Rule 12h-3(b)(1)(i)  [ ]

     Approximate  number of holders of record  as of the certification or notice
date:      92



Pursuant to the requirements of the Securities Exchange Act of 1934 HealthFirst Medical Group, P.C., formerly known as Physician Partners has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:     January 28, 1998          BY:  HEALTHFIRST MEDICAL GROUP, P.C.
                                         By:  /s/ Peter Perry, M.D., President
                                             Peter Perry, M.D., President